Exhibit 99.1

Aldila Inc.

Second Quarter 2006 Financial Results

Pete Mathewson

July 26, 2006

5:00pm EST

Operator:  Good afternoon.  My name is Rich and I will be your conference facilitator today.  At this time I would like to welcome everyone to the Aldila’s Second Quarter 2006 Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks there will be a question-and-answer period.  If you would like to ask a question during this time, please press *, then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

It is now my pleasure to turn the floor over to your host, Pete Mathewson, Chairman and CEO.  Sir, you may begin your conference.

Pete Mathewson: Good afternoon.  I am Pete Mathewson, Chairman and CEO of Aldila Incorporated.  Welcome to our review of Aldila’s 2006 Second Quarter Financial Report.  Also with me here today is Bob Cierzan, our Chief Financial Officer.  Following my brief commentary, the line will be open for questions.

I want to remind you that the content of today’s audiocast may contain time sensitive information that is accurate only as of the time and date of this live broadcast at 2:00 p.m. Pacific Daylight Time, on July 26th, 2006.  Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward-looking statements that may be included in this audiocast.  The public filings of our annual report on Form 10-K and Form 10-Q Quarterly Reports contain detailed discussions of the principal risks and uncertainties related to our future operations and should be considered in conjunction with the content of today’s discussion.  This call is the property of Aldila Incorporated.  The redistribution, retransmission or rebroadcast of today’s call in any form without the express written consent of Aldila Incorporated is strictly prohibited.

In the second quarter of 2006 net sales was 17.4 million or 20% lower than the 21.8 million reported in the same quarter for 2005.  Net income of 2.7 million and $0.47 fully diluted earnings per share, which was a result of the lower sales volume in the 2006 quarters, compares to 3.6 million and $0.66 respectively in the 2005 quarter.

In our second quarter 2006, sales of golf and related products were 25% lower than in the comparable quarter of 2005.  Sales of composite prepreg materials in the second quarter of 2006 were up 28% as compared to the 2005 period and represent 15% of consolidated sales in the current quarter.  The average selling price of golf shafts decreased 9% quarter on quarter and on a 21% decrease in unit sales. Branded golf shaft sales decreased 30% and co-branded sales decreased by 34% versus the 2005 second quarter, and together represented 53% of our golf shaft sales in the current quarter as compared to 56% in the comparable quarter last year.  Despite the lower revenues, lower average selling prices for golf shafts sold and a charge for certain non-branded shaft products totaling 380,000 for inventory reserves and sales returns, we maintained a respectable gross margin at 36% for the second quarter of 2006 as compared to 37% in the second quarter of 2005.  The company’s backlog of sales orders at June 30, 2006 of 9.4 million was lower than the 12.7 million at June 30, 2005.

For the six months ended June 30, 2006 net sales decreased by 1.5 million to 38.2 million from the same period in 2005.  Despite lower sales volume for the six months period ending June 30, 2006 the gross margin of 42% compares favorably to the 39% reported in the 2005 period.  Net income of 7 million remain the same as compared to the same period in 2005.  Our decline in results in the second quarter 2006 versus second quarter 2005 was attributed to a general lack of new programs in the golf club market which resulted in a slowing of our branded sales.  Customers indicate several new programs are slated to begin in the late third and fourth quarters of this year and we believe our OEM customers have slowed their order rate to manage inventories on older product lines.  Two of the largest golf club companies are offering one of the most aggressive promotions in recent memory, buy a driver and receive a fairway wood at no charge.  This is a sign of a lackluster golf equipment market.  NV shaft sales appear to have peaked, and their sales are likely to decline over time as new products enter the market place.  We are optimistic that our VS Proto ‘ByYou’ wood shaft and hybrid shaft will help make up the decline in NV sales.  Several of our OEM customers have signed on for programs using this new shaft which has a selling price higher than our NV shafts.  We believe production and sales of these new shafts will increase in the second half of the year.  While our sales and our backlog for second quarter 2006 are below levels from last year, our six month sales numbers are only slightly below 2005 and we are pleased with the new programs developing for the second half of the year and the sales potential of our VS Proto ‘ByYou’ wood and hybrid shaft models.  We believe the use of branded shafts in drivers, fairway woods and hybrids will continue and Aldila will remain a strong force in the branded shaft market.

Our numbers continue to increase on Tour.  The Aldila NV and VS Proto ‘ByYou’ shafts are leading shafts on the PGA and Nationwide Tours.  Players using the new VS Proto have won several tournaments in the first half of 2006, including the 2006 US Open.  PGA Tour Professionals have won nearly $15 million during 2006 using drivers featuring Aldila shafts.  On the Nationwide Tour, Aldila remains the leading wood and hybrid shaft manufacturer, some weeks having nearly three times as many hybrid shafts in play as compared to our nearest competitor.  Aldila shafts remain the top choice at the club professional level as well.  During the recent PGA Club Professional Championship, Aldila was the leading wood and hybrid shaft in play.  This success on Tour has continued to spur demand for the NV and NVS wood shaft and hybrid shafts in the market.  The Aldila NV remains the leading shaft sold through major OEMs in their custom upgrade and stock custom offerings.  Our market success was underscored recently in the completed Darrell Sun Belt Consumer Survey where Aldila was the overwhelming favorite shaft brand by two to one over our nearest competitor for use in new drivers, hybrid clubs and fairway woods.

Sales of our prepreg composite material continued to grow with a 28% increase in sales versus the second quarter of 2005.  Our new resin filmer is now fully operational and our sixth prepreg tape line is scheduled to be installed and operational in the fourth quarter of this year which will increase our production capacity.

In our hockey business, we are focusing on strengthening Mission/Itech’s pro service business as we both believe this will benefit their retail sales efforts.  Plans are being implemented to allow for rapid prototyping of NHL player custom stick orders.  Our hockey sales in the quarter were up 93% versus the comparable quarter last year and we feel good about our prospects going forward.

Carbon Fiber Technology LLC (or “CFT”), our joint venture carbon fiber plant, is running smoothly at this time and some of the nagging operating issues have been resolved and we are looking for an increasing level of production.  We have an initiative in process to establish additional raw material precursor sources with better quality for the future.  Global carbon fiber is still in short supply.

Our Vietnam venture is progressing well and on schedule, targeted for operation in the first quarter of 2007.

Thanks for participating in this call.  The line will now be open for questions.  Rich?

Operator: At this time I would like to remind everyone, if you would like to ask a question, press *, then the number one on your telephone keypad.  We’ll pause for just a brief moment to compile the Q&A roster.

Your first question comes from Wei Ri of White Box Advisors.

Wei Ri: Yeah.  Hi.  I was just wondering if you can, if you guys can break out the revenue number for NV and VS Proto in the quarter?

Bob Cierzan: Would you repeat yourself, I didn’t quite hear that question.

Wei Ri: Could you guys break out the revenue number for NV and then VS Proto shaft in the quarter?

Bob Cierzan: We have typically not broken out that kind of information.  We have given pegs.

Wei Ri: Okay.  So you guys talked about a new product that’s coming online and can you guys talk a little bit more about that regarding who are the manufacturers and how’s their pricing compared with the NV shaft?

Pete Mathewson: Well it’s a heavily focused on segment in the golf shaft market is premium golf shafts so everyone one of our competitors have offerings in that category.

Some of the competitors shaft — well I don’t want to really want to name off competitors shafts online for competitive reasons.

Wei Ri: All right.  Given what your share, like where the stocks are trading right now in (inaudible) buy-back any of the stocks to put your 16 million cash to good use?

Bob Cierzan: We will discuss that at, as we do every board meeting.  So the next quarter meeting that will be a topic of discussion.

Wei Ri: Okay.  Thank you.  I’ll jump back to the queue.  Yeah, thanks.

Pete Mathewson: Thank you.

Operator: Your next question is coming from Richard Linhart of Opus Capital.

Richard Linhart: Thank you.  You know looking at the market and Callaway also reported today right after the close, you know, there it seems like the business is lackluster but the drop in your unit volume of branded and co-branded products seems to be significantly greater than what appears to be a relatively flat market for the industry.  So I’m wondering if there’s some things going on in terms of the placement of the Aldila products with certain of your key customers that kind of account for this drop which is greatly in excess of what they appear to be going through themselves?

Bob Cierzan: Well I mean you bring up Callaway, Callaway’s just one of our customers, and also we’re components suppliers so our sales lead their sales.  Do you understand that?

Richard Linhart: Yes.

Pete Mathewson: So I mean we don’t coincide, we’re probably a quarter in front of them at least.  We had a very strong first quarter, stronger than we certainly forecasted internally and we had a weaker second quarter than we probably thought we were going to have.  So I think it’s better to look at it on a six-month basis so the drop off is really not that much.  And certainly we look at the marketplace for equipment sales not being near as robust in 2006 as we saw in 2004 and 2005, which is kind of typical.  I mean there’s a cyclical nature to equipment sales.  We had pretty strong years for two years in a row, not unusual to see this thing slow down.

Richard Linhart: I understand.  Certainly I take your point on the lagging effect but it just, it seems looking at the public retailers and the, to the extent there’s public information on the equipment guys that the industry is going through a lull but certainly nothing like 20 or 30% decrease shaft sales that you saw in the quarter.  And again, I also take your point about the six-month effect but it just seems a little more dramatic than one might expect.

Pete Mathewson: Well I mean that’s what we see.  I mean we don’t see, we haven’t lost any market share position that we’re aware of at our major customers.

Richard Linhart: Are you seeing any shifts from their using branded shafts or co-branded shafts to non-branded like the tailor made does?

Pete Mathewson: We see, you know, we still see a strong co-branded market out there, but I think it’s pretty much converted over now.  We do sense that there is a margin squeeze from the club companies.  They are putting more expensive golf shafts in their products now.  Titanium prices have gone up and you know there could be, we worry a little bit about a backlash and we can’t keep selling them more and more expensive golf shafts.

Richard Linhart: Hmm.  Okay.  All right.  Thank you.

Operator: Your next question comes from Hank Miller of RBC Dain Rauscher.

Hank Miller: Hello Pete.  Just sort of maybe if you could elaborate a little more on your optimism for the second half?  Looking back over the past few years the second quarter’s either been your best quarter or your second best quarter and yet this year it was certainly that it’s somewhat lackluster compared to the past and the stock’s certainly suffering pretty dramatically and After Hours as a result of it.  Maybe give us a little more of your thoughts if you can on why you expect the VS Proto to pick up the slack and maybe just maybe a little more elaboration on that if you can.

Pete Mathewson: Sure.  We, there’s a lot of new programs that we are going to be participating in in the late third and fourth quarters and that’s something we did not see a lot of at the beginning of this year, so we’re optimistic in that sense that there’s kind of a new set of club models coming out really at most of our major customers and we’re participating in those.  The VS Proto we really haven’t begun to realize sales to any extent so far through the first six months of the year.  That’s going to be a back half activity.  We’re excited about the prospects for it in that we’ve had several OEMs pick up the shaft for programs which again will fit into the back half of the year.  So I mean we’ve got really all VS Proto sales in front of us.  You know, is there going to be another NV?  Well that remains to be seen.  It is a higher selling priced shaft but it’s done very well on Tour.  If you’re following the golf magazines we’re promoting it heavily.  So we’re quite optimistic on that.

Hank Miller: Okay.  Are you optimistic enough to be hopeful for sequential growth from here out?

Pete Mathewson: Well for sequential growth throughout?

Hank Miller: Yes, sequential quarterly growth for the balance of the year in other words.  Do we hope to see third and fourth quarters (inaudible)?

Pete Mathewson: No, we don’t forecast that way.  That you know that Hank.

Hank Miller: Yeah.  I guess I’m just sort of trying to gauge your level of optimism is what I’m looking for.

Pete Mathewson: I will say that our July, you know, we had a not a great comparable backlog number right?

Hank Miller: Yeah.

Pete Mathewson: That July as being a very strong incoming order month so far.

Hank Miller: Okay.  That helps.  Any other areas that we ought to be looking at for continued growth as opposed to falling of such as the hybrid or the maybe even elaborate a little bit on the iron market.

Pete Mathewson: The, you know, the hybrid is still a strong segment but again it’s the hybrid clubs that have been out there now.  Every major OEM or really every OEM has got models out there and they’ve been out there for a couple of years now so it’s, that’s slowing down.  Iron, there’s really nothing new as far as penetration.  That graphite is still roughly the same.  We do have decent sales of NV irons and we continue to push those and we’re going to stay with that product line and we’re actually going to expand it.  So we think that’ll be something again like I said before it’s not going to be a quick event, it’s going to take time to really have that to make a difference.

Hank Miller: Okay.  One last question, can you comment on how far along you are on the Vietnam plan?

Pete Mathewson: Vietnam plan is, we haven’t started building but we are well along on the bid process for all the major parts of the plant and we’d expect to actually like start on the foundation here within the next few weeks.  And we’re still targeted to as I said before to be, have the building up and fully commissioned let’s say sometime in the first quarter of ‘07.

Hank Miller: Would you expect that to have a positive impact on margins?  Is that going to bring your, hopefully bring your cost production down much?

Pete Mathewson: No, not really.  I think what it is for us is, and again, I would say it would be, and somebody’s probably thinking this, you know, are we rethinking the idea we need this extra capacity with the Vietnam plan and we had not changed our thinking at all on that.  We view it as we need another lower cost operation in that part of the world and we see an opportunity to expand our sales in that value segment where we really don’t do as much business as I would like.

Hank Miller: Okay.

Pete Mathewson: It’s more of a way to expand sales in another shaft segment.

Hank Miller: Okay.  All right.  Thanks a lot.

Pete Mathewson: Okay Hank.

Operator: Your next question comes from Dwayne Kennemore of Clover Partners.

Dwayne Kennemore: Hello gentlemen.  I have two separate questions.  The first on the golf shaft sales.  Did, you know I know that of course you’ve been in this business for a long time and so you’ve seen different cycles in the business and what do you believe is the fundamental cause of the sales weakness this quarter?  I mean I know in your press release and sort of in the call you’ve said, well I mean one of our competitors is being very aggressive and there’s kind of a slump in the market right now, but what do you think are the underlying causes behind that?  And the second question is in terms of the Vietnam plant is, are you building that in anticipation of future sales to aerospace concerned or is it more focused really on manufacturing for the golf shafts?

Pete Mathewson: Let me answer the Vietnam question first.

Dwayne Kennemore: Okay.

Pete Mathewson: It’s for golf shafts.

Dwayne Kennemore: Okay.

Pete Mathewson: Okay.  It’s for value segment golf shafts, so lower selling priced golf shafts, which we don’t really do a lot of right now.

Dwayne Kennemore: Okay.

Pete Mathewson: Okay?  As far as the fundamental reason why the sales are down in the second quarter I think as I said earlier part of it is that you’ve really got to look at this as a six month, you know, where we are at six months in a year and we’re only slightly off where we were a year ago.

Dwayne Kennemore: Mm-hmm.

Pete Mathewson: I know it’s disappointing that the sales are down but it’s a darned good quarter regardless.  Okay?  I mean we had a pretty good quarter.  We were hoping to do better but I think what we look at is we had an extraordinarily good strong first quarter and a weaker second quarter, but I look at it at six months and it’s not that bad.  We’re not going to continue to grow at 40%.  Any of you that have been around in the golf industry long enough knows that this thing is cyclical and we are still excited about our prospects going forward.  We have good products, the VS Proto is, we like our prospects there greatly.  We also have other products in the pipeline.  We don’t have any debt.  We still have strong cash flow and it’s still a great company and these blips are going to happen along the way.

Dwayne Kennemore: Okay.  All right.  Well thank you very much.

Operator: Your next question comes from Aaron Rosen of Citigroup.

Aaron Rosen: Hi guys.  Just a quick question.  As we look for the new products like on the VS Proto I’m understanding that there’s been some good signs in the PGA players in the Tour.  I just want to get an understanding for I guess, you know, you’ve indicated to the marketplace that this is a higher priced product, you know, kind of, you know, what I’m understanding is that there’s competitive reasons on the margins side, is this a higher margin product as well?  And if you could also just give us an idea of the time period or your expectations for the product cycle how long it takes to kind of ramp up the sales?

Pete Mathewson: Yeah, potentially it’s a higher margin product.  As far as ramping up the sales if we look at the NV as kind of a model, we began selling that in July of ‘03 and it started out — and it definitely has to build momentum and our sales, you know, you could say it kind of ramped up from mid year ‘03 to let’s call it a peak at sometime mid year ‘06 or thereabouts.  So I mean it’s a extended period of time where you have an increase in sales and we’re at the very, very front end of that.

Aaron Rosen: Okay.  Thanks.

Pete Mathewson: Okay.

Operator: Your next question comes from Ken Farsalas of Oberweis Asset Management.

Ken Farsalas: Hi guys.  Good afternoon.  How are you?

Pete Mathewson: Good.

Bob Cierzan: Good afternoon.

Ken Farsalas: Good.  Just a couple of quick ones here.  In terms of the Vietnam plant that you’re going to begin construction on, has there been any change in the scope of that operation in terms of how big it’s going to be or the capacity that you will actually be adding there?  Has there been any change to that in the last, since we talked three months ago?

Pete Mathewson: No, exactly the same.

Ken Farsalas: And the effective capacity increase will be roughly 20% is that correct?

Pete Mathewson: Yes, that’s correct.

Ken Farsalas: And what’s the capital expenditure required to get that plan operational?

Bob Cierzan: Somewhere around 2.5 million.

Ken Farsalas: Okay.  And you have 16 million in cash; I know the question was asked before what you may or may not do with the stock repurchase, when is the next board meeting?

Pete Mathewson: It is just within the next couple of weeks.

Ken Farsalas: Okay, great.  Thanks very much.  I appreciate it.

Pete Mathewson: Sure.

Operator: Your next question comes from Raj Shestri of Thomas Weisel.

Raj Shestri: Hey guys.  I have (inaudible) questions.  Do you think, as you mentioned that the golf equipment or the golf industry is cyclical, do you think that the high inventory that your customers like Callaway, their inventory as they report now that inventory is at record highs and this is going to continue as more signs of cyclical down turns in the industry?

Pete Mathewson: Yeah, inventory levels at our customers, you know, we couldn’t specifically say any names or anything, but we suspect that they went into ‘06, looking at our sales that took place in the first quarter, that they probably did load up pretty well.  I mean just kind of figuring it’s a continuation of a strong equipment sales that we saw in ‘04 and ‘05.

Raj Shestri: Okay.  You also mentioned that your ASP has actually declined by 9% so, and you also mentioned that July is pretty strong too, do you see the ASP coming back in July than you did a good month?

Bob Cierzan: We don’t really report on a monthly basis.

Raj Shestri: Yeah, but I was just trying to get a sense that it, do you see any sign of sales price, selling price getting back to normal levels?

Pete Mathewson: Yes, I mean I think we have a good chance of that happening because obviously ASP is driven heavily by how successful we are selling our higher priced shafts like NVs and VS Proto.  You know they were down in the quarter so our ASP was down.

Raj Shestri: Okay.  Your branded shafts actually declined by 30% and 34% which was good than the vendor decline, so do you still see that there’s a lot of opportunity in the graphite branded shafts market going forward and it’s going to continue in the long run?

Pete Mathewson: Absolutely.  We were strong believers in branding and our brand and we think that the, that’s the segment to focus on and that’s where the money can be made so we’re putting all our effort into that and our marketing effort into that as well and also continually try to develop high performance shafts for that market ‘cause we believe that’s what our customers are looking for.

Raj Shestri: Okay.  And regarding the value shaft segment, can you give us more color on that in terms of the opportunity and also I think you are (inaudible) that particular segment and you know, some color of the margins better, the ASPs are going to be less and that will affect your margins going forward (inaudible).

Pete Mathewson: The margins in that segment are the lowest.  But if you kind of figure that highest margins are branded and co-branded and kind of OEM premium shafts and then those would be more like OEM value shafts.  So they would be the lowest margin segment but it would potentially increase our units which is a good thing as far as lowering our costs.

Raj Shestri: Okay.  My last question is on the cost structure.  How much of your cost is actually fixed, can you give us an idea of that?  And do you plan to cut any production from this time on or are you going to continue with your earlier plan?  And do you see any effect on the carbon fiber, high carbon fiber prices on your gross margin?

Bob Cierzan: Well we really don’t break out our production costs and never have.  So I mean u...

Raj Shestri: Okay.

Pete Mathewson: And as far as carbon fiber pricing affecting our gross margin we don’t — we see stabilization as far as pricing in the carbon fiber market right now.  It’s fairly stable.  The big increases that we saw in ‘04 and ‘05 are kind of behind us and we are somewhat protected in that we make our significant amount of our own carbon fibers.

Raj Shestri: So you mean to say the carbon fiber prices don’t affect your gross margin at all this quarter?

Bob Cierzan: Well I mean it did to the extent that we paid more for material this year than we had in inventory last, at the end of last year.  But I mean we, I think Pete’s saying that we haven’t seen continually quarter on quarter carbon fiber price increases this year like we experienced in the last couple of years.

Raj Shestri: Okay.  And are there any cut downs on your production plans?

Pete Mathewson: Cutting back on — no, we don’t have any plans.

Raj Shestri: Okay.  Thank you guys.  I appreciate that.

Pete Mathewson: Okay.

Operator: I would like to remind everyone, if you would like to ask a question, press *, then the number one on your telephone keypad.

We have a question from Wei Ri of White Box Advisors.

Wei Ri: Hi.  Could you guys break out the SG&A (inaudible) a little bit?  Your sales is down 20% but your SG&A expense is kind of flat 2.5 million versus 2.5 million last year, what’s an ongoing level of G&A?  I guess you guys have been expanding and expanding for the past year, if the sales momentum is slowing down would you guys cut through your SG&A expenses?

Hello?

Pete Mathewson: Yeah.  No, we’re going to probably keep part of that, a big chunk of that is marketing expense and we intend to market our new products pretty aggressively.

Wei Ri: Okay.  So...

Pete Mathewson: But we don’t have any plans really to cut SG&A right now.

Wei Ri: 2.5 is what we’re looking at.  Okay?  Do you guys, can you guys talk a little bit more about international opportunities since, you know, golf is picking up in Japan and China, do you guys do any special things there?

Pete Mathewson: We added a sales guy in Europe in the UK.  He covers the UK and also the continent and we’re excited about those prospects there.  We were having some good feedback there.  And this guy just came on board in October of ‘05 so he’s still pretty new.  But we like our prospects in Europe so we think that has been a relatively untapped area for us.  We are looking at Asia.  We do have some activity in Japan.  It’s a very tough market to penetrate.  And we’ll look also at Korea.

Wei Ri: Okay.  Great.  So final question.  Do you guys have any plan in the future to break out the revenue number by segment by shaft?  I guess no.

Bob Cierzan: By shaft?

Wei Ri: Yeah, by product.

Bob Cierzan: We already break it out between golf and related product and composite (inaudible).

Wei Ri: All right.  Yeah, okay.  Sure.

Bob Cierzan: If you look back our Q for last quarter you’ll find that.

Wei Ri: All right.  Thank you.

Pete Mathewson: You’re welcome.

Operator: Your next question comes from Jim Gentrup of Meadowbrook Capital.

Jim Gentrup: Hi.  Gentlemen, I think you may have just answered this question, but I was going to ask you what the impact the NV had on your, or if you could help us anyway understand the impact that NV had on your sales over the past three years?

Pete Mathewson: Impact of the NV on our sales over the last three years?

Jim Gentrup: Yes, quantify it.

Pete Mathewson: Well, yeah like we’ve been saying we don’t break out just specifically saying, okay, here’s what our NV sales have been.

Jim Gentrup: Okay.  All right.

Pete Mathewson: So we bury it inside our branded segment and I think you’d understand for competitive reasons we don’t want to give out that information.

Jim Gentrup: Sure.  Then, so but for the new one, the VS Proto series and that has a potential to have a similar type of impact though.

Pete Mathewson: Yes.

Jim Gentrup: Okay.  That’s all I have.  Thank you.

Pete Mathewson: Okay.  You’re welcome.

Operator: We have a follow-up question from Raj Shestri of Thomas Weisel.

Raj Shestri: Hi.  I have one short question.  Do you see a slow down in the (inaudible) from your customers through all across or is it technically your like top three or top four customers?  Can you shed some light on that?

Pete Mathewson: Yeah, I mean for us it’s been generally, generally across the board and it’s a concentrated club market out there, I mean the big club companies have a very large portion of the market share.

Raj Shestri: Okay.  Thank you.

Operator: There seems to be no further questions at this time.  I’ll turn the floor over back to your host.

Pete Mathewson: Okay.  Thank you for participating in our second quarter 2006 conference call.  We look forward to speaking with you on our third quarter results.  Thank you.

Operator: This concludes today’s Aldila conference call.  You may now disconnect.